EXHIBIT 4.10

FORM OF
TERM NOTE

$[Principal Amount]Dated as of March 15, 2013

FOR VALUE RECEIVED, the undersigned Calpian, Inc., a Texas corporation (“Borrower”) promises to pay to the order of [Lender], an individual (“Lender”), at [Address], on the Term Loan Maturity Date, the principal sum of [Principal Amount]  Dollars ($[Principal Amount]) or, if less, the aggregate unpaid principal amount of the Term Loan made by Lender pursuant to Section 2.1 of that certain Loan and Security Agreement, dated as of November 9, 2012 (as mended, restated or otherwise modified from time to time, the “Loan Agreement”), among Borrower, Granite Hill Capital Ventures, LLC, a Delaware limited liability company (“Granite Hill”) and each of the other financial institutions which are now or hereafter become a party thereto (collectively, together with Granite Hill and Lender, the  “Lenders”), and Granite Hill, as agent for the Lenders (in such capacity, “Agent”). Agent is hereby authorized to record the amount of the Term Loan made under this Term Note, and the information so recorded shall be conclusive and binding in the absence of manifest error. capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement.

Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account designated by Agent pursuant to the Loan Agreement.

This Note is one of the Term Notes referred to in, and evidences indebtedness incurred under, the Loan Agreement, to which reference is made for a description of the security for this Note and for a statement of the terms and conditions on which Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be immediately due and payable. Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN HILLSBOROUGH, CALIFORNIA, AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA.

Borrower:

CALPIAN, INC., a Texas corporation

By:            /s/ Harold H. Montgomery

Name:            Harold H. Montgomery

Title:            Chief Executive Officer

SCHEDULE OF DIFFERENCES

Principal Amount	Lender	Address
$ 3,500,000	The Vayam Revocable Trust	2440 Sand Hill Road, Suite 301 Menlo Park CA 94025
$ 2,500,000	The Swadesh Family Trust	1055 Fremont Ave. Los Altos, CA 94024

$ 1,000,000	Gaurav Gauba	491 Fletcher Drive Atherton, CA 94027
$ 1,000,000	Gaurav Gauba & Komal Shah Trust dated April 27, 2000	491 Fletcher Drive Atherton, CA 94027
$ 500,000	Garg/Shah GRAT Number 9	491 Fletcher Drive Atherton, CA 94027
$ 500,000	Garg/Shaw GRAT Number 10	491 Fletcher Drive Atherton, CA 94027
$ 500,000	Sanjay Mehrotra	491 Fletcher Drive Atherton, CA 94027